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EXHIBIT 10.30

                              CONSULTING AGREEMENT



         CONSULTING AGREEMENT (the "Consulting Agreement"), dated as of September 1, 2004 between AMERICAN BANKNOTE CORPORATION, a Delaware corporation having its principal place of business at 560 Sylvan Avenue, Englewood Cliffs, NJ 07632 ("ABN") and WIT SERVICOS TECNICOS DE ENGENHARIA LTDA., with a registered office at Av. Rio Branco 181 sala 1804, Rio de Janiero, Brazil, with CNPJ Number 06.071.308/0001-04 ("Wit Servicos").

         WHEREAS, ABN seeks to retain Wit Servicos in order to provide advice and assistance with respect to business opportunities in Brazil;

         NOW, THEREFORE, in consideration of the premises, and of the representations, covenants and obligations contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERM OF AGREEMENT. This Consulting Agreement is for a period of forty (40) months, commencing on the date hereof, and expiring on December 31, 2007. Unless either party gives notice of its intention not to renew within sixty (60) days of the end of the term, this Consulting Agreement shall automatically renew for an additional two (2) year term. In the event that ABN fails to renew this Consulting Agreement, or terminates Wit Servicos other than "for cause", then Wit Servicos shall receive a lump sum payment equal to two (2) years of annual consulting fees.

         2. COMPENSATION. Wit Servicos shall receive a fixed monthly fee in the amount of Eight Thousand U.S. Dollars ($8,000). Wit Servicos shall be responsible for any and all taxes associated therewith.

         3. SCOPE OF SERVICES. Wit Servicos will provide regular advice to ABN regarding the economic, commercial, and technical environment in Brazil, keeping ABN aware of business opportunities that may impact the interests of ABN, including, but not limited to, opportunities for strategic acquisitions or joint ventures. ABN will determine the timing and format of the reports to be provided by Wit Servicos.

         4. KEY MAN. It is understood and agreed that Sidney Levy, an individual with an address at Avenida Viera Souto 620/1020, Rio de Janiero, Brazil ("Mr. Levy") will be the key man at Wit Servicos with respect to rendering services to ABN pursuant to this Consulting Agreement. In the event of the death or incapacity of Mr. Levy, or should Mr. Levy end his relationship with Wit Servicos, or cease to provide the services required by Wit Servicos hereunder, this Consulting Agreement shall terminate immediately, with no further obligation on the part of ABN.

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         5.       LOYALTY AND CONFIDENTIALITY. It is understood and agreed that for purposes of this Section 5, the term Wit Servicos shall include any of its owners, officers or employees, including the key man thereof. Wit Servicos shall not, during the term of this Agreement or any amendment hereof, and for a period of two (2) years after the termination of this Agreement, directly or indirectly engage in any business, render services to, or be associated with any direct or indirect competitor, client, or supplier of ABN or of its affiliates. A breach of this Section will constitute a just cause for the termination of Wit Servicos. It is hereby agreed that ABN has developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, written marketing plans and customer lists and arrangements, and other proprietary rights and confidential information and shall during the term of this Agreement continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "ABN Property"). It is expected that Wit Servicos will gain knowledge of and use the ABN Property during the course and scope of its engagement with ABN, and will be in a position of trust with respect to the ABN Property.

                  It is hereby stipulated and agreed that the ABN Property shall remain the sole property of ABN.

                  In the event that Wit Servicos' engagement is terminated, for whatever reason, Wit Servicos agrees not to copy, make known, disclose or use, any of the ABN Property. Without derogating from ABN's rights under the law of torts, Wit Servicos further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior contractual relationship that ABN or its affiliates may have with any employee, customer, contractor, supplier, representative, or distributor for a period of two (2) years from the date of any termination of Wit Servicos' engagement with ABN. Wit Servicos agrees upon termination of engagement to deliver to ABN all confidential papers, documents, records, lists and notes (whether prepared by Wit Servicos or others) comprising or containing the ABN Property.

                  Wit Servicos recognizes that violation of the covenants and agreements contained in this Section 5 may result in irreparable injury to ABN or which would not be fully compensable by way of monetary damages. Therefore, Wit Servicos hereby agrees that injunctive relief may be sought against it, in order to remedy, or to prevent, a violation hereof. Such relief shall be in addition to all other monetary and other claims which ABN may bring against Wit Servicos hereunder.

         6. ENTIRE AGREEMENT. This Consulting Agreement represents the whole of the agreement reached between the parties and supersedes any previous agreements and discussions that have taken place.

         7. NO ASSIGNMENT. Wit Servicos acknowledges that its services are unique and personal. Accordingly, Wit Servicos may not assign its rights or delegate its duties or obligations under this Agreement without the express written consent of ABN.


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         8.       GOVERNING LAW. This Consulting Agreement shall be governed by the laws of the State of New York, United States of America, independent of any conflict of laws principles. The parties hereby unconditionally submit to the exclusive jurisdiction of the courts of New York for any actions, suits, or proceedings arising out of or relating to this Consulting Agreement.

         9. COUNTERPARTS. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.




IN WITNESS WHEREOF, ABN and Wit Servicos have executed this Consulting Agreement as of the date and year set forth above.


AMERICAN BANKNOTE CORPORATION


By:
    --------------------------
Chief Executive Officer



WIT SERVICOS TECNICOS DE ENGENHARIA LTDA.,


By:
    --------------------------


Acknowledged and Agreed:


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SIDNEY LEVY